EXHIBIT 99.1

GreenBox Announces Acquisition of Northeast Merchant Services, A Merchant Payments Solution Company

Acquisition Brings Over 700 Retail Merchant Accounts to GreenBox Platform

SAN DIEGO, CA – May 25 – GreenBox POS (NASDAQ: GBOX) ("GreenBox" or the "Company"), an emerging financial technology company leveraging proprietary blockchain security to build customized payment solutions today announced the acquisition of Northeast Merchant Services, a provider of comprehensive merchant credit card processing services bringing over 700 potential new retail merchant accounts to GreenBox.

Northeast Merchant Services, Inc. offers a full range of merchant credit card processing services nationwide, concentrating in the New England and up-state New York region, providing low-cost solutions to merchants who desire a full-service provider.

By swiftly moving on a unique acquisition opportunity, GreenBox is now grandfathered into a highly beneficial legacy contract. The contract allows GreenBox’s BIN sponsor, Merrick Bank, to continue as the sponsor bank for the portfolios while clients continue to have full access to First Data's platform and technology as well. Merrick’s technology and long-standing good reputation will allow GreenBox to diversify its portfolio while clients maintain the benefits of First Data’s back and front-end platform.

“This is a very important acquisition for GreenBox as merchant services portfolio management is a balancing act between onboarding retail and e-commerce,” said Fredi Nisan, Chief Executive Officer of GreenBox POS. “Large merchant portfolios, such as the one GreenBox is building, need the proper risk management balance between lower risk retail and higher risk e-commerce accounts.   This acquisition gives us a great jump start toward building a significant retail book which we can then add more e-commerce accounts to.”

Under the terms of the purchase agreement, GreenBox acquired Northeast Merchant Systems for $2.5 million in cash with a $0.5 million earn-out over 1 year based on achievement of certain revenue targets.

About GreenBox POS

GreenBox POS (NASDAQ: GBOX) is an emerging financial technology company leveraging proprietary blockchain security to build customized payment solutions. The Company's applications enable an end-to-end suite of turnkey financial products, reducing fraud and improving the efficiency of handling large-scale commercial processing volumes for its merchant clients globally. For more information, please visit the Company's website at www.greenboxpos.com.

Forward-Looking Statements Disclaimer

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set out in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

Investor Relations Contact

Mark Schwalenberg

MZ Group - MZ North America

312-261-6430

GBOX@mzgroup.us

www.mzgroup.us